EXHIBIT 5.1

Allied Irish Banks, p.l.c.
Bankcentre
Ballsbridge
Dublin 4

20 June, 2007

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed by Allied Irish Banks, p.l.c. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) in connection with the AIB Group Performance Share Plan 2005 (the “Plan”), which provides incentive compensation awards to certain Eligible Employees (as that term is defined in the Plan) including Eligible Employees of the Company based in the United States (“U.S. Based Eligible Employees”) with such awards to U.S. Based Eligible Employees being made in the form of Allied Irish Banks, p.l.c. American Depositary Shares represented by American Depositary Receipts (“AIB ADRs”).

My opinion assumes, without investigation or a verification on my part, that up to one million ordinary shares of EUR 0.32 each in the share capital of the Company currently held by the Company as treasury shares of the Company or held by subsidiaries of the Company, in each case in accordance with Part XI of the Companies Act 1990 (“the Relevant Provisions”) will be reissued to, or acquired by, the Trustees of the AIB Group Employee Benefit Trust (the “ Trust”), again in accordance with the Relevant Provisions, on behalf of the Plan for use in connection with benefits to U.S. based Eligible Employees under the Plan (such shares, so reissued or acquired, being referred to as the “Benefit Trust Shares”).

My opinion is limited to the ordinary shares that become Benefit Trust Shares. My opinion also is limited solely to matters of Irish law as of the date hereof. I am not competent to express an opinion on, and I express no opinion on, the law of any other jurisdiction. The expression “non-assessable” is used by me in this opinion to mean that the Benefit Trust Shares are fully paid up and that the holder of the Benefit Trust Shares is not subject to any further call in respect of amounts to be subscribed for the Benefit Trust Shares.

As counsel for the Company, I am furnishing my opinion to be used as Exhibit 5.1 to the Registration Statement. For such purpose, I have examined such documents and questions of law as I have considered necessary or appropriate for the purpose of this opinion.

On the basis set out above, it is my opinion that the Benefit Trust Shares are fully paid and non-assessable and, when reissued to or acquired by the Trust, will have been validly issued.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Bryan Sheridan
Bryan Sheridan